Exhibit 10.47
FIRST AMENDMENT TO LEASE AGREEMENT
     This FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is executed and entered into effective as of December 28, 2009, by and between ARI — INTERNATIONAL BUSINESS PARK, LLC, ARI- IBP 1, LLC, ARI — IBP 2, LLC, ARI — IBP 3, LLC, ARI — IBP 4, LLC, ARI — IBP 5, LLC, ARI — IBP 6, LLC, ARI — IBP 7, LLC, ARI — IBP 8, LLC, ARI — IBP 9, LLC, ARI — IBP 11, LLC, and ARI — IBP 12, LLC, each a Delaware limited liability company (“Landlord”) acting by and through Billingsley Property Services, Inc., as agent for Landlord, and REALPAGE, INC., a Delaware corporation (“Tenant”).
RECITALS:
     A. Landlord, as successor in interest to Savoy IBP 8, Ltd., and Tenant have previously entered into that certain Lease Agreement dated effective as of August 28, 2006 (as may be amended from time to time, the “Lease”), covering Suite 1000 (the “Original Premises”) in the building located at 4120 International Parkway, Carrollton, Texas (the “Building”).
     B. Landlord and Tenant desire to amend the Lease subject to the terms and conditions more fully described below.
AGREEMENTS:
     For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:
     1. Definitions. All capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Lease.
     2. Expansion Premises. Effective as of the Expansion Commencement Date (as defined below), the Premises shall be expanded to include that certain 3,378 rentable square foot area in the Building known as Suite 2050 (the “Expansion Premises”). Accordingly, effective as of the Expansion Commencement Date, the total rentable square footage of the Premises shall be 32,589 rentable square feet (i.e., the Original Premises and the Expansion Premises), Exhibit A to the Lease shall be deleted in its entirety, and replaced with the Exhibit A attached to this Amendment, and all references to the “Premises” shall be deemed to be the Original Premises and the Expansion Premises.
     3. Expansion Commencement Date. The “Expansion Commencement Date” shall be the earlier to occur of (a) the date on which Tenant occupies any portion of the Expansion Premises and begins conducting business therein, or (b) January 1, 2010.

     4. Basic Rental. Commencing as of the Expansion Commencement Date, the Basic Rental for the Expansion Premises shall be as follows:

	ANNUAL RATE PER	BASIC MONTHLY
DATES	RENTABLE SQUARE FOOT	RENTAL
Expansion Commencement Date — 12/31/10	$17.50	$4,926.25
1/1/11 — 12/31/11	$18.00	$5,067.00
1/1/12 — 12/31/12	$18.50	$5,207.75
1/1/13 — 12/31/13	$19.00	$5,348.50
1/1/14 — 12/31/14	$19.50	$5,489.25
1/1/15 — 12/31/15	$20.00	$5,630.00
1/1/16 — 8/31/16	$20.50	$5,770.75
The monthly Basic Rental for the Expansion Premises for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rental for the Expansion Premises in effect during the partial month and the number of days in the partial month, and shall be due on the Expansion Commencement Date.
Basic Rental for the Expansion Premises shall be conditionally abated as set forth below during the first five (5) calendar months following the Expansion Commencement Date. Commencing with the sixth calendar month following the Expansion Commencement Date, Tenant shall make Basic Rental payments for the Expansion Premises as otherwise provided herein. Notwithstanding such abatement of Basic Rental for the Expansion Premises, all other sums due under the Lease, including (i) Basic Rental for the Original Premises, and (ii) Additional Rent, Tenant’s of Electrical Costs, and Excess for both the Original Premises and the Expansion Premises shall be payable as provided in the Lease.
The abatement of Basic Rental for the Expansion Premises provided for herein is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease. If at any time during the Term an Event of Default by Tenant occurs (whether with respect to the Original Premises or the Expansion Premises) such that Landlord either terminates possession of Tenant’s right to possession of the Premises or terminates the Lease, then the abatement of Basic Rental for the Expansion Premises provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Basic Rental herein abated.

     5. Tenant’s Proportionate Share. Effective as of the Expansion Commencement Date. Tenant’s Proportionate Share for the Premises shall be deemed to be 32.6530% which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises, by (b) the 99,804 rentable square feet in the Building; provided, however, that for any year that the occupancy of the Building is less than 95%, Tenant’s Proportionate Share for Premises B will be 34.3716% (i.e., the number of rentable square feet in the Premises divided by 95% of the total rentable square feet in the Building.
     6. Operating Expenses. Effective as of the Expansion Commencement Date, for purposes of calculating the Expense Stop pursuant to Exhibit C, the calendar year to be used for the Expansion Premises shall be the calendar year 2010.
     7. Parking. Effective as of the Expansion Commencement Date, the provisions of Exhibit F to the Lease shall be deleted in their entirety, and replaced with the following:
“Landlord shall provide, and Tenant shall be permitted the non-exclusive use of one (1) parking space for every 240 Rentable Square Feet in the Original Premises, and four (4) parking spaces for every 1,000 rentable square feet in the Expansion Premises in the parking facilities associated with the Building (the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area, at no additional charge during the initial Term. The Parking Area is generally depicted on Exhibit F-1 attached hereto. Tenant shall further have the right to use four (4) assigned covered spaces in the Parking Area (which spaces shall not be counted in the ratios described in the preceding sentence); provided, however, that in connection with such assigned covered spaces, Tenant shall pay to Landlord, contemporaneously with the payment of Basic Rental, parking rent (plus all applicable taxes) equal to $35.00 per month per space.
Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Landlord shall use commercially reasonable efforts to ensure that Tenant is provided and has access to all parking spaces granted to it hereunder. If Tenant in good faith believes that its share of parking spaces in the Parking Area is not available to it because of use of such spaces by other parties, Tenant may so notify Landlord and may request that Landlord initiate the procedure in Rule No. 20 of Exhibit B to this Lease. Landlord agrees that it will carefully consider Tenant’s request, and if Landlord is presented with tangible evidence that Tenant’s share of parking spaces in the Parking Area is being interfered with because of use of such spaces by other parties, Landlord will initiate such procedures.
Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including any key-card, sticker, or other identification or entrance systems and hours of operations; provided, however, that any such new or modified rule or regulation shall not be effective against Tenant until ten (10) days following Landlord’s delivery of written notice thereof to Tenant. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking

Area. There will be a replacement charge payable by Tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or parking sticker issued by Landlord.
All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.”
     8. Tenant Improvements.
          (a) Tenant hereby agrees and acknowledges that the Expansion Premises are being delivered on an “as-is” basis. Any improvements necessary or otherwise desired by Tenant (the ”Improvements”) shall be the sole responsibility of Tenant, and shall otherwise be subject to the provisions of the Lease (including, without limitation, the requirement to obtain Landlord’s approval prior to construction or installation of such Improvements). Landlord shall provide Tenant with a tenant improvement allowance equal to $6.00 per rentable square foot in the Premises (the “Improvement Allowance”). Unless otherwise agreed to in writing by Landlord and Tenant, all such Improvements constructed with such Improvement Allowance shall be constructed pursuant to plans mutually approved by Landlord and Tenant, in their respective reasonable discretion (the “Plans”). Notwithstanding anything to the contrary. Landlord acknowledges and agrees that the Improvement Allowance may be used for more than one construction event, and for any improvements installed in the Premises (including the Original Premises) or any improvements installed in the premises leased by Tenant located at 4000 International Parkway, Carrollton, Texas (the “4000 International Premises”), until the maximum amount of the Improvement Allowance is fully utilized.
          (b) The Improvement Allowance shall be paid to Tenant by Landlord following within ten (10) business days following Tenant’s written request therefore, subject to each of the following conditions (to the extent such condition is applicable to the Improvement for which reimbursement is being requested): (1) completion of the applicable Improvements pursuant to the Plans to Landlord’s reasonable satisfaction, (2) Tenant’s delivery to Landlord of a true copy of its Certificate of Occupancy (or similar governmental occupancy permit), and (3) Landlord’s satisfaction that all bills have been paid to Tenant’s contractors, subcontractors, and professionals, and an Affidavit of Total Release and Bills Paid has been delivered to Landlord from the general contractor, all subcontractors and all suppliers, all subcontractors and all suppliers. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Improvement Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Improvements or materials in connection therewith, (B) there is an unbonded lien outstanding against the Building, the Premises, the 4000 International Premises, or the building in which the

4000 International Premises is located, or Tenant’s interest in any of such buildings or premises by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant, the Premises or the 4000 International Premises, (C) the conditions to the payment of the Improvement Allowance are not satisfied, or (D) an Event of Default by Tenant exists. The Improvement Allowance must be used (that is, the Improvements must be fully complete and the Improvement Allowance disbursed) within twelve months following the Expansion Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.
          (c) The entire cost for the Improvements (including design of and space planning. preparation of working drawings and the final “as-built” plans, costs of construction labor and materials, electrical usage during construction, additional janitorial services, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by applicable law, and the construction supervision fee referenced below (all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Improvement Allowance (hereinafter defined) shall be paid by Tenant.
          (d) Landlord or its Affiliate or agent shall supervise the construction and/or installation of the Improvements, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Improvements, the Building and the Building’s Systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to 3% of the Total Construction Costs. For purposes herein, the term ”Total Construction Costs” shall mean the entire cost for the Improvements (including design of and space planning, preparation of working drawings and the final “as-built” plans, costs of construction labor and materials, electrical usage during construction, additional janitorial services, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by applicable law).
     9. Brokerage Commissions. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the Amendment, other than Peloton Real Estate Partners (which Landlord shall compensate pursuant to a separate written agreement between Landlord and such Broker). Tenant and Landlord shall each indemnify the other against all costs, attorneys’ fees, and other liabilities for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
     10. Ratification. Where any terms or conditions contained herein conflict with any terms and conditions contained in the Lease, the terms and conditions contained herein shall control. Otherwise, the Lease is ratified and affirmed, and all terms and conditions therein, as amended and modified hereby, shall remain in full force and effect. This Amendment shall be binding upon Landlord and Tenant, and their respective successors and assigns.
     11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

     Executed as of the date first written above.

LANDLORD:

ARI — INTERNATIONAL BUSINESS PARK, LLC, ARI — IBP 1, LLC, ARI — IBP 2, LLC, ARI — IBP 3, LLC, ARI — IBP 4, LLC, ARI — IBP 5, LLC, ARI — IBP 6, LLC, ARI — IBP 7, LLC, ARI — IBP 8, LLC, ARI — IBP 9, LLC, ARI — IBP 11, LLC, ARI — IBP 12, LLC,
each a Delaware limited liability company

By:	Billingsley Property Services, Inc.,
a Texas corporation
as Agent

By:	/s/ Joel M. Overton, Jr.
	Name:	Joel M. Overton, Jr.
	Title:	Senior Vice President

TENANT: REALPAGE, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
	Name:	Timothy J. Barker
	Title:	CFO

EXHIBIT A
PREMISES
Suite 1000:

Suite 2050:

EXHIBIT F-1
DESIGNATED PARKING AREA